UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934
Date of Report: January 2, 2007
(Date of earliest event reported)
AGILYSYS, INC.

(Exact name of registrant as specified in its charter)

Ohio	000-5734	34-0907152

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2255 Glades Road, Suite 425W, Boca Raton, Florida	33431

(Address of principal executive offices)	(ZIP Code)
Registrant’s telephone number, including area code: (561) 999-8700
N/A

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
On January 2, 2007 Agilysys, Inc. (“Agilysys”) and its wholly-owned subsidiary, Agilysys Canada Inc., entered into a definitive agreement to sell the assets and operations of its KeyLink Systems Group (“KSG”) to Arrow Electronics, Inc. (“Arrow”) and its wholly-owned subsidiaries, Arrow Electronics Canada Ltd. and Support Net, Inc., for $485 million in cash, subject to a working capital adjustment to be determined at close (the “Transaction”). KSG accounted for 73%, or $1.24 billion, of Agilysys consolidated sales for the trailing 12 months ended Sept. 30, 2006. The Transaction is subject to certain closing conditions, including regulatory and Agilysys shareholder approval. Approval of the transaction by shareholders requires the affirmative vote of the holders of two-thirds of the voting power of Agilysys common shares.
Asset Purchase Agreement
Pursuant to the Asset Purchase Agreement between Agilysys and Arrow entered into in connection with the Transaction, and subject to the terms and conditions set forth therein, Agilysys has agreed to sell the operations and assets of KSG to Arrow for $485 in cash, subject to a working capital adjustment to be determined at close and certain closing conditions including regulatory and Agilysys shareholder approval.
If the Transaction is terminated because Agilysys shareholders fail to approve the Transaction, Agilysys will reimburse Arrow for the expenses Arrow incurred in connection with the Transaction. If Agilysys receives an offer to acquire the assets and operations of KSG and the Transaction later is terminated because of breach by Agilysys or the failure of Agilysys shareholders to approve the Transaction, and within one year of termination Agilysys enters into and closes a transaction which constitutes a Superior Offer, as defined in the Asset Purchase Agreement, Agilysys will pay Arrow a termination fee equal to two percent of the purchase price under the Asset Purchase Agreement (less any expenses previously reimbursed to Arrow) within 10 days of the closing of the transaction contemplated by such Superior Offer. If the Agilysys Board of Directors withdraws, modifies or changes its recommendation that the Agilysys shareholders approve the Transaction, and the Transaction later is terminated because the Agilysys shareholders fail to approve the Transaction, Agilysys will pay Arrow a termination fee equal to one percent of the purchase price under the Asset Purchase Agreement (less any expenses previously reimbursed to Arrow).
In the event that Agilysys receives notice or becomes aware of any Pre-Closing Lost Customers, as defined in the Asset Purchase Agreement, or if Oracle Corporation (“Oracle”) — a supplier to KSG — does not consent to the Transaction, the purchase price will be reduced by an amount equal to the product of (x) the amount by which the sum of (a) the sales to such Pre-Closing Lost Customers during the twelve-month period ending September 30, 2006 and (b) sales of Oracle products during the twelve month period ending September 30, 2006, exceeds $200 million, multiplied by (y) 0.35.
The closing of the Transaction is subject to customary closing conditions. In addition, Agilysys shall have obtained consents of credit facility lenders, the parties shall have executed ancillary agreements relating to the transition of the operations following consummation of the Transaction and the future purchase of products, and the previously obtained consent for the Transaction given by IBM Corporation (“IBM”) must not be withdrawn.
Arrow is entitled to indemnification from Agilysys for all losses directly or indirectly incurred by or sought to be imposed upon Arrow, arising out of or relating to any (i) breach of any covenant or agreement made by Agilysys in or pursuant to the Asset Purchase Agreement, (ii) breach of any representations and warranties made by Agilysys in the Asset Purchase Agreement, (iii) of the retained liabilities, (iv) assumed litigation in excess of $5,000,000, (v) post-Closing liabilities of Arrow to IBM relating to the sold business arising from Agilysys actions or inactions prior to closing that are not reflected on the audited balance sheet (unless Arrow has already been indemnified for such liabilities); and (vi) during the period beginning on the closing and ending on the one year anniversary thereof, (1) 100% of liabilities related to trade activities with suppliers of the sold business arising from Agilysys actions or inactions prior to closing unrecorded on the audited balance sheet (unless Arrow has already been indemnified for such liabilities) and (2) amounts not collectable from IBM for customer and debit claims, to the extent of (A) 80% of such customer and debit claims that are aged less than six months as of the closing date, (B) 90% of such customer and debit claims that are aged between six months and twelve months as of the closing date and (C) 100% of such customer and debit claims that are aged more than twelve months as of the closing date; provided, however, that, in each case, Arrow use commercially reasonable efforts to resolve such matters during such period. Limitations on the abovementioned indemnification by Arrow are described in the Asset Purchase Agreement.
The representations, warranties and covenants contained in the Asset Purchase Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed by the contracting parties, including being qualified by disclosures exchanged between the parties in connection with the execution of the Asset Purchase Agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Asset Purchase Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of Agilysys or Arrow or any of their respective subsidiaries.
This brief description of the Asset Purchase Agreement is not intended to be complete and is qualified in its entirety by reference to the full text of the Asset Purchase Agreement, which is attached hereto as Exhibit 10.1 and incorporated by reference herein.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits
10.1	Asset Purchase Agreement between Agilysys and Arrow dated January 2, 2007
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGILYSYS, INC.
By:	/s/ Martin F. Ellis
Martin F. Ellis
Executive Vice President, Treasurer and Chief Financial Officer

Date: January 5, 2007

Exhibit Index

Exhibit Number	Description

10.1	Asset Purchase Agreement between Agilysys and Arrow dated January 2, 2007